Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Record First Quarter Results
and Reaffirms Its Full-Year 2023 Guidance
STAMFORD, Conn. – April 26, 2023 – United Rentals, Inc. (NYSE: URI) today announced financial results for the first quarter of 2023 and reaffirmed its full-year 2023 guidance.
First Quarter 2023 Highlights
•Total revenue of $3.285 billion, including rental revenue1 of $2.740 billion.
•Year-over-year, fleet productivity2 increased 2.0% as reported and 5.9% on a pro forma2 basis.
•Net income of $451 million, at a margin3 of 13.7%. GAAP diluted earnings per share of $6.47, and adjusted EPS4 of $7.95.
•Adjusted EBITDA4 of $1.503 billion, at a margin3 of 45.8%.
•Net cash provided by operating activities of $939 million; free cash flow4 of $478 million, including gross rental capital spending of $797 million.
•Returned $353 million to shareholders, comprised of $250 million via share repurchases and $103 million via dividends paid.
•Net leverage ratio5 of 1.9x, with total liquidity5 of $2.655 billion, at March 31, 2023.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “We're pleased with the start to 2023, as evidenced by the strength of our first quarter results across growth, profitability, and returns. As we enter our busy season, we are encouraged by the momentum we see throughout our business and our customers’ continued optimism. Our team remains focused on leveraging all of our competitive advantages to add value to both our customers and our investors.”
Flannery continued, “Our first quarter results position us to reaffirm our full-year guidance, supported by our visibility into our customers’ pipelines. The integrations of our recent acquisitions are on track, adding valuable capacity that will help us support our customers as they execute on a wide-range of multi-year opportunities across infrastructure, industrial manufacturing, energy and power. We remain confident in our ability to leverage the growth we see ahead while ensuring we have the flexibility to adapt to all operating environments.”

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1.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
2.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. The company acquired Ahern Rentals, Inc. ("Ahern Rentals") in December 2022. Pro forma results reflect the combination of United Rentals and Ahern Rentals for all periods presented. See the table below for more information.
3.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
4.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures.
5.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2023 Outlook
The company has reaffirmed its 2023 outlook, as shown below.

Total revenue	$13.7 billion to $14.2 billion
Adjusted EBITDA[6]	$6.6 billion to $6.85 billion
Net rental capital expenditures after gross purchases	$2.0 billion to $2.25 billion, after gross purchases of $3.3 billion to $3.55 billion
Net cash provided by operating activities	$4.4 billion to $4.8 billion
Free cash flow (excluding merger and restructuring related payments)	$2.1 billion to $2.35 billion
Summary of First Quarter 2023 Financial Results
•Rental revenue increased 26.0% year-over-year to a first quarter record of $2.740 billion. The increase reflects the broad-based strength of demand across the end-markets served by the company, as well as the impact of the December 2022 acquisition of Ahern Rentals. Year-over-year, fleet productivity increased 2.0% while average original equipment at cost (“OEC”) increased 25.6%. On a pro forma basis, including the pre-acquisition results of Ahern Rentals, first quarter rental revenue increased 16.6% year-over-year, supported by a 12.2% increase in average OEC and a 5.9% increase in fleet productivity.
•Used equipment sales in the quarter increased 83.9% year-over-year, primarily reflecting 1) the normalization of volumes after the company intentionally held back on sales of rental equipment in 2022 to ensure sufficient rental capacity for its customers, and 2) the impact of the Ahern Rentals acquisition. The used equipment sales generated $388 million of proceeds at a GAAP gross margin of 49.0% and an adjusted gross margin7 of 59.5%; this compares with $211 million at a GAAP gross margin of 55.0% and an adjusted gross margin of 57.8% for the same period last year. The year-over-year decrease in GAAP gross margin primarily reflects the impact of lower margin sales of equipment acquired in the Ahern Rentals acquisition. As reflected in the adjusted gross margin, pricing on used equipment sales remained strong in the first quarter.
•Net income for the quarter increased 22.9% year-over-year to a first quarter record of $451 million, while net income margin decreased 80 basis points to 13.7%. The decrease in net income margin primarily reflects the impact of the Ahern Rentals acquisition on both rental and used equipment gross margins, and higher interest expense, partially offset by reductions in selling, general and administrative ("SG&A") expense and non-rental depreciation and amortization as a percentage of revenue. Interest expense increased $56 million, or 59.6%, primarily due to increased average debt related to the funding of the Ahern Rentals acquisition, and higher variable debt interest rates. On a pro forma basis, including the pre-acquisition results of Ahern Rentals, first quarter net income margin increased 60 basis points year-over-year.
•Adjusted EBITDA for the quarter increased 32.0% year-over-year to a first quarter record of $1.503 billion, while adjusted EBITDA margin increased 70 basis points to 45.8%, which was also a first quarter record. The increase in adjusted EBITDA margin primarily reflected reduced SG&A expense as a percentage of revenue and revenue mix benefits, partially offset by a 60 basis point decrease in rental margin (excluding depreciation and stock compensation expense). On a pro forma basis, including the pre-acquisition results of Ahern Rentals, first quarter adjusted EBITDA margin increased 160 basis points year-over-year.
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6.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
7.Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold, as explained further in the tables below.

•General rentals segment rental revenue increased 26.7% year-over-year, including the impact of the Ahern Rentals acquisition, to a first quarter record of $2.018 billion. On a pro forma basis, including the pre-acquisition results of Ahern Rentals, first quarter rental revenue for general rentals increased 14.3% year-over-year. Rental gross margin decreased by 320 basis points to 32.9%, primarily due to the impact of the Ahern Rentals acquisition.
•Specialty rentals segment rental revenue increased 24.1% year-over-year to a first quarter record of $722 million. Rental gross margin increased by 260 basis points to 47.1%, primarily due to better cost performance and fixed cost absorption on higher revenue.
•Cash flow from operating activities increased 6.0% year-over-year to $939 million for the first three months of 2023, and free cash flow, including merger and restructuring related payments, decreased 16.4%, from $572 million to $478 million. The decrease in free cash flow was mainly due to a $138 million increase in net rental capital expenditures (purchases of rental equipment less proceeds from sales of rental equipment), partially offset by higher net cash from operating activities.
•Capital management. The company's net leverage ratio was 1.9x at March 31, 2023, as compared to 2.0x at December 31, 2022. Year-to-date through March 31, 2023, the company 1) repurchased $250 million8 of common stock under its $1.25 billion8 share repurchase program and 2) paid dividends totaling $103 million ($1.48 per share). It remains the company's intention to repurchase $1.0 billion8 of common stock during 2023. Additionally, the company's Board of Directors has declared a quarterly dividend of $1.48 per share, payable on May 24, 2023 to stockholders of record on May 10, 2023. This represents the company’s second consecutive quarterly dividend since starting the program in early 2023.
•Total liquidity was $2.655 billion as of March 31, 2023, including $99 million of cash and cash equivalents.
•Return on invested capital (ROIC)9 increased 220 basis points year-over-year, and 40 basis points sequentially, to a record 13.1% for the 12 months ended March 31, 2023. The year-over-year and sequential improvements primarily reflect increased after-tax operating income.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, April 27, 2023, at 11:00 a.m. Eastern Time. The conference call number is 800-343-1703 (international: 785-424-1226). The replay number for the call is 402-220-1504. The passcode for both the conference call and replay is 26408. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.

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8.A 1% excise tax is imposed on “net repurchases” (certain purchases minus certain issuances) of common stock. The repurchases noted above (as well as the total program size and expected 2023 repurchases) do not include the excise tax, which totaled $1 million year-to-date through March 31, 2023.
9.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet and merger related intangible asset amortization. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. See the tables below for further discussion of these non-GAAP measures.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,465 rental locations in North America, 14 in Europe, 27 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 25,000 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,700 classes of equipment for rent with a total original cost of $19.99 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, increased interest rates, supply chain constraints, potential trade wars and sanctions and other measures imposed in response to the ongoing conflict in Ukraine) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which could adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and time utilization we achieve being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects; (7) trends in oil and natural gas, including significant increases in the prices of oil or natural gas, could adversely affect the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital or credit markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or credit markets; (17) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties or other factors; (24) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other significant disruptions in our information technology systems; (27) risks related to climate change and climate change regulation; (28) risks related to our ability to meet our environmental and social goals, including our greenhouse gas intensity reduction goal; (29) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (30) shortfalls in our insurance coverage; (31) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (32) incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (33) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk, and tariffs; (34) the outcome or other potential consequences of regulatory matters and commercial litigation; (35) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; and (36) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2022, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #
Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2023	2022
Revenues:
Equipment rentals	$2,740	$2,175
Sales of rental equipment	388	211
Sales of new equipment	44	45
Contractor supplies sales	34	29
Service and other revenues	79	64
Total revenues	3,285	2,524
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,162	906
Depreciation of rental equipment	575	435
Cost of rental equipment sales	198	95
Cost of new equipment sales	36	37
Cost of contractor supplies sales	24	20
Cost of service and other revenues	49	39
Total cost of revenues	2,044	1,532
Gross profit	1,241	992
Selling, general and administrative expenses	382	323
Restructuring charge	1	—
Non-rental depreciation and amortization	118	97
Operating income	740	572
Interest expense, net	150	94
Other income, net	(4)	(5)
Income before provision for income taxes	594	483
Provision for income taxes	143	116
Net income	$451	$367
Diluted earnings per share	$6.47	$5.05
Dividends declared per share (1)	$1.48	$—

(1)In January 2023, our Board of Directors approved our first-ever quarterly dividend program (accordingly, there were no dividends declared during 2022).

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$99	$106
Accounts receivable, net	2,034	2,004
Inventory	222	232
Prepaid expenses and other assets	267	381
Total current assets	2,622	2,723
Rental equipment, net	13,521	13,277
Property and equipment, net	801	839
Goodwill	5,708	6,026
Other intangible assets, net	868	452
Operating lease right-of-use assets	1,064	819
Other long-term assets	45	47
Total assets	$24,629	$24,183
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$156	$161
Accounts payable	1,117	1,139
Accrued expenses and other liabilities	1,007	1,145
Total current liabilities	2,280	2,445
Long-term debt	11,492	11,209
Deferred taxes	2,703	2,671
Operating lease liabilities	857	642
Other long-term liabilities	167	154
Total liabilities	17,499	17,121
Common stock	1	1
Additional paid-in capital	2,598	2,626
Retained earnings	10,003	9,656
Treasury stock	(5,208)	(4,957)
Accumulated other comprehensive loss	(264)	(264)
Total stockholders’ equity	7,130	7,062
Total liabilities and stockholders’ equity	$24,629	$24,183

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended
	March 31,
	2023	2022
Cash Flows From Operating Activities:
Net income	$451	$367
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	693	532
Amortization of deferred financing costs and original issue discounts	4	3
Gain on sales of rental equipment	(190)	(116)
Gain on sales of non-rental equipment	(4)	(2)
Insurance proceeds from damaged equipment	(9)	(7)
Stock compensation expense, net	24	24
Restructuring charge	1	—
Increase in deferred taxes	35	37
Changes in operating assets and liabilities, net of amounts acquired:
(Increase) decrease in accounts receivable	(13)	76
Increase in inventory	(2)	(13)
Decrease in prepaid expenses and other assets	125	61
(Decrease) increase in accounts payable	(25)	10
Decrease in accrued expenses and other liabilities	(151)	(86)
Net cash provided by operating activities	939	886
Cash Flows From Investing Activities:
Purchases of rental equipment	(797)	(482)
Purchases of non-rental equipment and intangible assets	(73)	(55)
Proceeds from sales of rental equipment	388	211
Proceeds from sales of non-rental equipment	12	5
Insurance proceeds from damaged equipment	9	7
Purchases of other companies, net of cash acquired	(299)	(77)
Purchases of investments	—	(3)
Net cash used in investing activities	(760)	(394)
Cash Flows From Financing Activities:
Proceeds from debt	2,330	1,155
Payments of debt	(2,110)	(1,372)
Common stock repurchased, including tax withholdings for share based compensation (1)	(303)	(318)
Dividends paid	(103)	—
Net cash used in financing activities	(186)	(535)
Effect of foreign exchange rates	—	—
Net decrease in cash and cash equivalents	(7)	(43)
Cash and cash equivalents at beginning of period	106	144
Cash and cash equivalents at end of period	$99	$101
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$29	$10
Cash paid for interest	178	149
(1)See above for a discussion of our share repurchase program. The common stock repurchases include i) shares repurchased pursuant to the share repurchase program and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended March 31, 2023
Actual	25.6%	(1.5)%	2.0%	(0.1)%	26.0%
Pro forma (4)	12.2%	(1.5)%	5.9%	—%	16.6%
Please refer to our First Quarter 2023 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).
(4)We completed the acquisition of Ahern Rentals in December 2022. The pro forma information includes the standalone, pre-acquisition results of Ahern Rentals.

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended
	March 31,
	2023	2022	Change
General Rentals
Reportable segment equipment rentals revenue	$2,018	$1,593	26.7%
Reportable segment equipment rentals gross profit	663	575	15.3%
Reportable segment equipment rentals gross margin	32.9%	36.1%	(320) bps
Specialty
Reportable segment equipment rentals revenue	$722	$582	24.1%
Reportable segment equipment rentals gross profit	340	259	31.3%
Reportable segment equipment rentals gross margin	47.1%	44.5%	260 bps
Total United Rentals
Total equipment rentals revenue	$2,740	$2,175	26.0%
Total equipment rentals gross profit	1,003	834	20.3%
Total equipment rentals gross margin	36.6%	38.3%	(170) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended
	March 31,
	2023	2022
Numerator:
Net income available to common stockholders	$451	$367
Denominator:
Denominator for basic earnings per share—weighted-average common shares	69.4	72.4
Effect of dilutive securities:
Employee stock options	—	—
Restricted stock units	0.3	0.3
Denominator for diluted earnings per share—adjusted weighted-average common shares	69.7	72.7
Diluted earnings per share	$6.47	$5.05

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet and restructuring charge. See below for further detail on each special item. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended
	March 31,
	2023	2022
Earnings per share - GAAP, as-reported	$6.47	$5.05
After-tax (1) impact of:
Merger related intangible asset amortization (2)	0.70	0.52
Impact on depreciation related to acquired fleet and property and equipment (3)	0.32	0.10
Impact of the fair value mark-up of acquired fleet (4)	0.44	0.06
Restructuring charge (5)	0.02	—
Earnings per share - adjusted	$7.95	$5.73
Tax rate applied to above adjustments (1)	25.3%	25.3%
(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition). The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(3)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(5)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, which is our only open restructuring program as of March 31, 2023. We have cumulatively incurred total restructuring charges of $353 million under our restructuring programs.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. See below for further detail on each adjusting item. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2023	2022
Net income	$451	$367
Provision for income taxes	143	116
Interest expense, net	150	94
Depreciation of rental equipment	575	435
Non-rental depreciation and amortization	118	97
EBITDA	$1,437	$1,109
Restructuring charge (1)	1	—
Stock compensation expense, net (2)	24	24
Impact of the fair value mark-up of acquired fleet (3)	41	6
Adjusted EBITDA	$1,503	$1,139
Net income margin	13.7%	14.5%
Adjusted EBITDA margin	45.8%	45.1%
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, which is our only open restructuring program as of March 31, 2023. We have cumulatively incurred total restructuring charges of $353 million under our restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2023	2022
Net cash provided by operating activities	$939	$886
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(3)
Gain on sales of rental equipment	190	116
Gain on sales of non-rental equipment	4	2
Insurance proceeds from damaged equipment	9	7
Restructuring charge (1)	(1)	—
Stock compensation expense, net (2)	(24)	(24)
Changes in assets and liabilities	117	(34)
Cash paid for interest	178	149
Cash paid for income taxes, net	29	10
EBITDA	$1,437	$1,109
Add back:
Restructuring charge (1)	1	—
Stock compensation expense, net (2)	24	24
Impact of the fair value mark-up of acquired fleet (3)	41	6
Adjusted EBITDA	$1,503	$1,139
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, which is our only open restructuring program as of March 31, 2023. We have cumulatively incurred total restructuring charges of $353 million under our restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
($ in millions, except footnotes)

The pro forma information below reflects the combination of United Rentals and Ahern Rentals. Prior to the acquisition, Ahern Rentals management used different EBITDA and adjusted EBITDA definitions than those used by United Rentals. The information below reflects the historical information for Ahern Rentals presented in accordance with United Rentals’ definitions of EBITDA and adjusted EBITDA. See below for further detail on each adjusting item. The management of Ahern Rentals historically did not view EBITDA and adjusted EBITDA as liquidity measures, and accordingly the information required to reconcile these measures to the statement of cash flows is unavailable to the company. The table below provides a calculation of as-reported and pro forma net income and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2023	2022	2022	2022
	As reported	As reported	Ahern Rentals	Pro forma
Net income (loss)	$451	$367	$(9)	$358
Provision for income taxes	143	116	—	116
Interest expense, net	150	94	13	107
Depreciation of rental equipment	575	435	23	458
Non-rental depreciation and amortization	118	97	6	103
EBITDA	$1,437	$1,109	$33	$1,142
Restructuring charge (1)	1	—	—	—
Stock compensation expense, net (2)	24	24	—	24
Impact of the fair value mark-up of acquired fleet (3)	41	6	—	6
Ahern Rentals adjustments (4)	—	—	34	34
Adjusted EBITDA	$1,503	$1,139	$67	$1,206
Net income (loss) margin	13.7%	14.5%	(4.4)%	13.1%
Adjusted EBITDA margin	45.8%	45.1%	33.0%	44.2%
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, which is our only open restructuring program as of March 31, 2023. We have cumulatively incurred total restructuring charges of $353 million under our restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(4)Includes various adjustments reflected in historic adjusted EBITDA for Ahern Rentals, primarily representing (1) lease costs associated with equipment that has been purchased by United Rentals (after purchase, the associated expense would be recognized as depreciation which is excluded in the EBITDA calculation) and (2) costs that do not relate to the combined entity (such as legal costs incurred by Ahern Rentals related to a particular lawsuit, certain freight costs to move equipment from closed locations in excess of normal operating movement, costs related to an attempted financing, and exit costs on lease terminations).

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended
	March 31,
	2023	2022
Net cash provided by operating activities	$939	$886
Purchases of rental equipment	(797)	(482)
Purchases of non-rental equipment and intangible assets	(73)	(55)
Proceeds from sales of rental equipment	388	211
Proceeds from sales of non-rental equipment	12	5
Insurance proceeds from damaged equipment	9	7
Free cash flow (1)	$478	$572
(1)Free cash flow included aggregate merger and restructuring related payments of $1 million for both the three months ended March 31, 2023 and 2022.
The table below provides a reconciliation between 2023 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$4,400-$4,800
Purchases of rental equipment	$(3,300)-$(3,550)
Proceeds from sales of rental equipment	$1,200-$1,400
Purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(200)-$(300)
Free cash flow (excluding the impact of merger and restructuring related payments)	$2,100- $2,350